                                                                     Exhibit k.6

                    MEVC DRAPER FISHER JURVETSON FUND I, INC.
                                AMENDMENT TO THE
                     FUND ADMINISTRATION SERVICING AGREEMENT

      THIS AMENDMENT dated as of October 29, 2004, to the Fund Administration Servicing Agreement, dated as of November 1, 2002, (the "Agreement"), is entered by and between MEVC DRAPER FISHER JURVETSON FUND I, INC., a Delaware corporation (the "Trust" or the "Fund") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS"), (collectively "the Parties") shall be as follows:

      WHEREAS, the Parties have entered into a Fund Administration Servicing Agreement; and

      WHEREAS, the Trust and USBFS desire to amend said Agreement; and

      WHEREAS, Paragraph 6 of the Agreement allows for its amendment by a written instrument executed by both parties.

      NOW, THEREFORE, the Parties agree as follows:

   A. In consideration of the promises and mutual convenants in the Agreement and this Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, MVC Financial Services, Inc., a Delaware corporation ("MVC Financial" or "Corporation") intends to be legally bound by the Agreement and this Amendment as a party to the Agreement and this Amendment.

   B. Effective immediately, all references to MeVC Draper Fisher Jurvetson Fund, Inc. shall be deleted and replaced with MVC Capital, Inc. ("MVC Capital").

   C. Paragraph 2 of the Agreement is amended to add additional fund administration services performed by USBFS for MVC Financial as follows:

            USBFS shall provide the following fund administration services for MVC Financial, including but not limited to:

                  A.    General Fund Management:

                        (1) Audits (as they relate to Fund operations or business):

                              a. Prepare appropriate schedules and assist independent auditors.

                              b.    Provide information to the SEC and
                                    facilitate audit process.

                              c.    Provide office facilities.

                        (2)   Pay Corporation expenses upon written
                              authorization from the Fund.

                  B.    Compliance:

                        (1)   SEC Reporting:

                              a. Prepare and file consolidated financial statements with MVC Capital.

                  C.    SEC Inspections:

                        (1) Assist in producing materials requested by the SEC, as applicable to the Fund.

                        (2) Maintain records of all materials produced as requested by the SEC, as applicable to the Fund.

                  D.    Financial Reporting:

                        (1)   Provide financial data required by the
                              Corporation.

                        (2) Prepare financial reports for Corporation officers.

                        (3) Supervise the Fund's fund accountants in the maintenance of the Fund's general ledger and in the preparation of the Corporation's consolidated financial statements.

                        (4) Prepare quarterly consolidated financial statements in conjunction with the Fund, which include without limitation the following items:

                                 a.    Schedule of Investments

                                 b.    Statement of Assets and Liabilities

                                 c.    Statement of Operations

                                 d.    Statement of Changes in Net Assets

                                 e.    Cash Statement

                                 f.    Schedule of Capital Gains and Losses

                                 g.    Schedule of Shareholder's Equity.

                  E.    Tax Reporting:

                        (1) If requested by the Corporation, provide book basis general ledger to the tax preparer the Corporation independently retains.

      The existing services performed by USBFS for the Fund defined in Paragraph 2 of Agreement remain in full force and effect.

   D. All references to the Fund in Paragraphs 1, 4, 5, 6, 7 and 9 of the Agreement shall be deleted and replaced with the Fund and/or Corporation.

   E. All references to the party or parties to the Agreement shall include the Fund, the Corporation and UBSFS.

   F. Paragraph 13 of the Agreement is amended for any notice required or permitted to be given to include the Corporation. Notice to the Corporation shall be sent to:

            MVC Financial Services, Inc.

            287 Bowman Avenue, 3rd Floor
            Purchase, NY 10577

   G. Exhibit A of the Agreement is hereby superceded and replaced with Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year referenced above.

MVC CAPITAL, INC.                       MVC FINANCIAL SERVICES, INC.

By: ______________________________      By: ________________________________

Title: ___________________________      Title: _____________________________

U.S. BANCORP FUND SERVICES, LLC

By: _____________________________

Title: __________________________

                                    EXHIBIT A
                                     TO THE
                     FUND ADMINISTRATION SERVICING AGREEMENT
                                     AND THE
                       FUND ACCOUNTING SERVICING AGREEMENT

                           AS AMENDED OCTOBER 29, 2004

With respect to the minimum annual fee, the Fee Schedule for the Fund Administration Servicing Agreement shall be read in conjunction with the Fee Schedule for the Fund Accounting Servicing Agreement between the same parties and entered into as of the same date. That schedule in full is reproduced below:

                               ANNUAL FEE SCHEDULE

Effective November 1, 2004, Aggregate Minimum Annual Fee of $130,000 or an asset based fee of 12 basis points on the first $100 million, 10 basis points on the next $200 million and 6 basis points thereafter, whichever is greater (out-of-pockets not included).

Effective upon the completion of the MVC Capital, Inc. rights offering and issuance of new shares (anticipated start date January 2005), Aggregate Minimum Annual Fee of $130,000 or an asset based fee of 10 basis points on the first $100 million, 8 basis points on the next $200 million and 5 basis points thereafter, whichever is greater (out-of-pockets not included).

      Fund Accounting

All out-of-pocket expenses are billed monthly, included, but not limited to:
$.15 Domestic and Canadian Equities, Options
$.50 Corp/Gov/Agency Bonds, International Equities and Bonds
$.80 CMO's, Municipal Bonds, Money Market Instruments
$125 Per fund per month - Mutual Funds

Corporate Action Services
$2.00 Per equity security per month
Manual Security Pricing
$125 per month - greater than 10/day
Factor Services (BondBuyer)
Per CMO - $1.50/month
Per Mortgage Backed - $0.25/month
Minimum - $300/month

FUND ADMINISTRATION

Postage, Stationery
Programming, Special Reports
Proxies, Insurance
EDGAR filing - Approx. $11.00/page

Retention of records
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses
Blue Sky conversion expenses (if necessary)
All other out-of-pocket expenses

                                      A-2